UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  January 11, 2008

ISONICS CORPORATION

(Name of small business issuer as specified in its charter)

California	001-12531	77-0338561
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

5906 McIntyre Street, Golden, Colorado 80403

Address of principal executive offices

303-279-7900

Telephone number, including

Area code

Not applicable
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure and Appointment of Officers

                On January 11, 2008, Kenneth Deane resigned as Isonics Corporation’s chief financial officer, principal financial officer, secretary, and treasurer.  Mr. Deane advised Isonics that he resigned for personal reasons, and not because of any disagreement with management or Isonics practices or policies.  A copy of the disclosure in this Form 8-K was provided to Mr. Deane on or before January 11, 2008.  He has not expressed any disagreement with the disclosure contained herein.

Effective January 11, 2008, Isonics Corporation appointed Gregory Meadows, 45, as its chief financial officer, vice president-finance, and treasurer to replace Mr. Deane.  Mr. Meadows joined Isonics in March 2004 as Corporate Controller.  In February 2007 he was promoted to vice president of business operations while retaining the position of controller.  Prior to working for Isonics, Mr. Meadows served as treasurer of Sage Telecommunications for two years.  Prior to working with Sage Telecommunications, Mr. Meadows served as the controller of the construction division of Western Integrated Networks for two years.  Mr. Meadows holds a bachelor of science degree from Colorado State University and is a Certified Public Accountant.  Mr. Meadows has no family relationships with other officers or directors of Isonics.

Effective January 11, 2008, the Board of Directors appointed Chris Toffales, 56, chairman of the Board of Directors, as chief executive officer of Isonics.  Mr. Toffales was originally appointed a director and chairman of Isonics in, and has been an employee of Isonics since, February 2007 as reported in a Form 8-K reporting an event of February 13, 2007.  Mr. Toffales has been President and Director of CTC Aero, LLC, a defense advisory consulting firm, since 2003. He served as a director of Irvine Sensors Corporation (“Irvine Sensors”) of Costa Mesa, California, from August 2004 through December 2007. Irvine Sensors (Nasdaq: IRSN) is involved in the design, development, manufacture and sale of miniaturized vision systems and electronic products for defense, security and commercial applications.  He served, from January 2004 to February 2007, as a director and Vice Chairman of Communications and Power Industries, Inc. a provider of military and commercial electronic products and its parent CPI International, Inc. (Nasdaq: CPII). From 1999 to 2003, Mr. Toffales was a Senior Vice President of DRS Technologies, Inc., a supplier of military electronics systems (including infrared imaging systems), and also served as President of DRS Technologies Systems Company, a subsidiary of DRS. From 1998 to 1999, Mr. Toffales was Vice President for Business Development of Lockheed Martin Fairchild Systems, an aerospace and defense firm. Prior to these positions, Mr. Toffales held various officer level positions at Lockheed Martin Corporation and Loral Fairchild Systems, both of which are aerospace and defense firms. Mr. Toffales holds a B.S. in Electrical Engineering from City College of New York.  Isonics is a 90% owner of SenseIt Corp., of which Mr. Toffales is a 10% owner, president and an employee.  Through SenseIt, Isonics has a former contractual relationship with Irvine Sensors.  Isonics has previously reported the material terms of Mr. Toffales’ employment agreement with Isonics in a Form 8-K reporting an event of February 13, 2007.  Isonics expects to renegotiate the terms of this agreement and, as described below, has delegated the authority to do so to the Compensation Committee.

At the same time, the Board of Directors confirmed John Sakys’ (39) continuing roles as president, chief operating officer, and secretary of Isonics.  Mr. Sakys joined Isonics in May 2001 as controller.  He was promoted to vice president, chief financial officer effective September 3, 2001, and he served as corporate secretary.  From September 2000 to April 2001

Mr. Sakys was controller of AuraServ Communications.  From July 1998 to September 2000 Mr. Sakys was director of financial reporting for Media One, Inc. From December 1994 to July 1998 Mr. Sakys was an audit manager at Ernst and Young LLP.  Mr. Sakys received his Bachelors degree in Business Economics with an emphasis in accounting from the University of California at Santa Barbara and is a Certified Public Accountant.

There are no family relationships among these persons.  The Board of Directors delegated the authority to discuss compensation arrangements and employment agreements with these officers to the Compensation Committee of the Board, a committee that consists of independent directors.

Changes to Compensatory Arrangements

On January 11, 2008, the Board of Directors adopted resolutions indicating that it did not intend to submit either the 2007 Restructuring Equity Plan or the amendment increasing the number of shares included in its 2005 Stock Option Plan to the shareholders for approval.  The effectiveness of both the 2007 Restructuring Equity Plan and the amendment to the 2005 Stock Option Plan was dependent upon shareholder approval within a year of their adoption.  Inasmuch as neither will be submitted to shareholders for approval, all options granted under the 2007 Restructuring Equity Plan and the options granted under the 2005 Stock Option Plan in excess of those previously authorized have been terminated and be of no further force or effect.  These include options issues to the executive officers named above.  The adoption (subject to shareholder approval) of the 2007 Restructuring Equity Plan was previously reported in a Form 8-K reporting an event of February 13, 2007.   The amendment (subject to shareholder approval) of the 2005 Stock Option Plan was previously reported in Isonics’ Form 10-K for the year ended April 30, 2007.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 14th day of January 2008.

Isonics Corporation

By:	/s/ John Sakys
John Sakys
President and Chief Operating Officer